FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   DECEMBER 31, 2001 |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.  Name and Address of Reporting Person

        Van Tassel                  Steven
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       (Last)                      (First)                    (Middle)

        c/o Net Perceptions, Inc. 7700 France Avenue South
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                                  (Street)

        Edina                      Minnesota                     55435
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

        3/02/2001
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

        Not required.
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4.  Issuer Name and Ticker or Trading Symbol

        Net Perceptions, Inc. (NETP)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    () Director
    ( ) 10% Owner
    (X) Officer (give title below)
    ( ) Other (specify title below)
        Senior Vice President, Products
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
     X Form filed by One Reporting Person
    ___Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

Common Stock,             17,707            Direct         Not applicable
par value $.0001 per
share

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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
      A. Employee Stock Option (Right to Buy)
      B. Employee Stock Option (Right to Buy)
      C. Employee Stock Option (Right to Buy)
      D. Employee Stock Option (Right to Buy)
      E. Employee Stock Option (Right to Buy)
      F. Employee Stock Option (Right to Buy)
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2. Date Exercisable and Expiration Date (Month/Day/Year)
      A. (1)                                                A. 10/18/2008
      B. (2)                                                B. 1/26/2009
      C. (2)                                                C. 7/30/2009
      D. (2)                                                D. 1/27/2010
      E. (2)                                                E. 9/1/2010
      F. (2)                                                F. 12/1/2010

     ------------------------                  -------------------------
         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      A. Common Stock                                       A. 20,000 shares
      B. Common Stock                                       B. 6,125 shares
      C. Common Stock                                       C. 8,583 shares
      D. Common Stock                                       D. 20,000 shares
      E. Common Stock                                       E. 15,000 shares
      F. Common Stock                                       F. 40,000 shares
   --------------------------------        -------------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security

      A.  $0.98
      B.  $5.50
      C. $15.94
      D. $50.00
      E. $15.50
      F.  $2.88
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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

      A. Direct
      B. Direct
      C. Direct
      D. Direct
      E. Direct
      F. Direct

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6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Not applicable

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   EXPLANATION OF RESPONSES:
      (1) The option vested as to 25% of the shares on October 18, 1999 and vests as to the remainder of the shares in equal monthly installments until October 18, 2002.
      (2)   The option vests in equal monthly installments until January
            26, 2003.
      (3)   The option vests in equal monthly installments until July 30, 2003.
      (4) The option vests in equal monthly installments until January 27, 2004.
      (5)   The option vests in equal monthly installments until September
            1, 2004.
      (6)   The option vests in equal monthly installments until December
            1, 2004.

        /s/ Steven Van Tassel                         April 9, 2001
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   **  SIGNATURE OF REPORTING PERSON                      DATE

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   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.
  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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                             POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints John T. Roberts or Sharri Major or either of them his true and lawful attorneys-in-fact to:

      (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer/director of Net Perceptions, Inc. (the "Company"), any and all Forms 3, 4 and 5 required to be filed by the undersigned in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of either such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by either such attorney-in-fact on behalf of the undersigned, pursuant to this Power of Attorney, shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary, and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that no such attorney-in-fact, in serving in such capacity at the request of the undersigned, is hereby assuming, nor is the Company hereby assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 9th day of April, 2001.


                                                 /s/ Steven Van Tassel
                                                Signature
                                                Steven Van Tassel
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